Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
December 31, 2021

Subsidiary	State/Jurisdiction of Incorporation/Organization

Arlington OTB Corp.	Delaware
Arlington Park Racecourse, LLC	Illinois
BB Development, LLC d/b/a Oxford Casino	Maine
BetAmerica LLC	Delaware
BG Kentucky Management, LLC	Delaware
CDITH, LLC	Delaware
CDTC, LLC	Nevada
CEP IV Chicago Holdco LLC	Delaware
Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida
Churchill Downs Interactive Canada Ltd.	British Columbia
Churchill Downs Interactive Gaming, LLC	Delaware
Churchill Downs Louisiana Horseracing Company, L.L.C. d/b/a Fair Grounds Race Course & Slots	Louisiana
Churchill Downs Louisiana Video Poker Company, L.L.C.	Louisiana
Churchill Downs Management Company, LLC	Kentucky
Churchill Downs Racetrack, LLC	Kentucky
Churchill Downs Technology Initiatives Company d/b/a TwinSpires.com	Delaware
Derby City Gaming, LLC	Kentucky
Derby City Gaming Downtown, LLC	Kentucky
GBKY, LLC	Delaware
GBKY Management, LLC	Delaware
HCRH, LLC	Delaware
KYCR Holdings, LLC	Delaware
LLN PA, LLC d/b/a Lady Luck Casino Nemacolin	Pennsylvania
Magnolia Hill, LLC d/b/a Riverwalk Casino Hotel, LLC	Delaware
Miami Valley Gaming & Racing, LLC	Delaware
Midwest Gaming Holdings, LLC	Delaware
Midwest Gaming & Entertainment, LLC	Delaware
MVGR, LLC	Delaware
NKYRG, LLC	Delaware
Old Bay Gaming and Racing, LLC	Delaware
PID, LLC d/b/a Presque Isle Downs & Casino	Pennsylvania
Quad City Downs, Inc.	Iowa
SW Gaming, LLC d/b/a Harlow's Casino Resort & Spa	Mississippi
Tropical Park, LLC	Florida
Turfway Park, LLC	Delaware
United Tote Canada, Inc.	Ontario
United Tote Company	Montana
Video Services, L.L.C.	Louisiana
WKY Development, LLC	Delaware
Youbet.com, LLC	Delaware